CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-128793 on Form S-4 of our reports dated March 14, 2005, relating to the consolidated financial statements of Sun Bancorp, Inc. and subsidiaries (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph concerning the adoption of Financial Accounting Standards Board Interpretation No. 46 (R) and the change in the method of accounting for stock-based compensation to adopt the fair value recognition provisions of Statements of Financial Accounting Standards Nos. 123 and 148 in 2003 and the change in the method of accounting for goodwill to conform to Statement of Financial Accounting Standards No. 147 in 2002), and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Sun Bancorp, Inc. and subsidiaries for the year ended December 31, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/  DELOITTE & TOUCHE LLP


Philadelphia, Pennsylvania
October 27, 2005